Exhibit 10.6

SECOND AMENDMENT

TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amendment dated as of January 25, 2006 (this “Amendment”) to the Amended and Restated Employment Agreement dated as of September 30, 2003 (the “Original Agreement”), is entered into between LQ Management L.L.C. (the “Company”) and Wayne B. Goldberg (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into the Original Agreement, which they wish to amend as set forth in this Amendment;

WHEREAS, the Company and the Executive have previously entered into the First Amendment to the Original Agreement, which they wish to amend, in part, as set forth in this Amendment;

NOW, THEREFORE, for good and valuable consideration, the delivery and receipt of which is hereby acknowledged by the parties hereto, respectively, said parties hereby agree as follows:

1. In the first paragraph of the Original Agreement, the name of the Company “LaQuinta Corporation” is deleted and the name “LQ Management L.L.C.” is inserted in lieu thereof.

2. In Sections 1.1 and 1.2 of the Original Agreement, the title “Senior Vice President—Operations of the Company” is deleted and the title “Chief Executive Officer” is inserted in lieu thereof.

3. In Section 1.2 of the Original Agreement, the title “Chief Executive Officer and President” is deleted and the title “Board of Directors” inserted in lieu thereof.

4. In Section 2.1 of the Original Agreement, the last sentence of the paragraph that begins “Regardless of the term...” and ends with “change of control” is deleted.

5. In Section 3.1(a) of the Original Agreement, the entire section is deleted and the following is inserted in lieu thereof:

“The Company shall pay the Executive a base salary, payable in accordance with the ordinary payment procedures of the Company and subject to such withholdings and other ordinary employee deductions as may be required by law. The total base salary paid to the Executive through the date of his next regular annual salary review shall be $500,000. The base salary to be paid the Executive during the Term for subsequent years shall be reviewed on an annual basis, by the Board of

Directors of the Company (the “Board”) subject to increase based upon performance and competitive market data as determined by the Board in its sole discretion. In no event shall such base salary be less than $500,000 per annum.”

6. In Section 3.1(b) of the Original Agreement, the entire section is deleted and the following is inserted in lieu thereof:

“The Executive shall participate during the term in the annual cash bonus plan maintained by the Company, subject to the performance goals and procedures established by the Board of Directors, from time to time. Subject to the terms and conditions of the annual cash bonus plan, the Executive’s bonus opportunity for each fiscal year for satisfaction of goals for such fiscal year shall be 100% (or such higher amount, if any, to be determined at the sole discretion of the Board of Directors) of the Executive’s base salary as actually paid in the applicable calendar year.”

7. Section 3.3 of the Original Agreement is deleted.

8. In Section 4.4 of the Original Agreement, the phrase “or after a Change in Control and Executive Termination Event” is deleted.

9. In Section 5.5(a) of the Original Agreement, the entire section is deleted and the following is inserted in lieu thereof:

“In the event of termination of the Executive’s employment (i) for cause, or (ii) by Executive without good reason, the Company shall pay to the Executive within thirty (30) days after termination of employment any base salary, bonus, vested benefits in accordance with the Company’s plans and any other compensation earned but not paid to the Executive prior to the effective date of such termination. Upon such termination, the Company’s obligation to pay base salary, annual bonus or any other compensation ceases except to the extent vested, in accordance with the plans, or as otherwise payable pursuant to this Agreement.”

10. In Section 5.5 (b) of the Original Agreement, the entire section is deleted and the following is inserted in lieu thereof:

“In the event of termination of the Executive’s employment (i) by the Company without cause or (ii) as a result of the circumstances described in Sections 5.2, 5.3 and 5.4 herein, (subject to the signing by the Executive of the Company’s Standard Form of General Release of Claims as generally used and the expiration of the statutory revocation period) the Company shall pay to the Executive, within thirty (30) days of termination of employment, a lump sum equal to three times the sum of Executive’s then current base salary and bonus (with such bonus to be calculated at the 100% level as described in Section 3.1(b) of this Agreement), less lawful withholdings.”

11. In Section 5.5(c) of the Original Agreement, the parenthetical phrase “(other than a termination following a Change in Control as hereafter defined and provided for in Section 5.7, which shall govern in such event)” is deleted.

12. Section 5.6 of the Original Agreement is deleted.

13. Section 5.7 of the Original Agreement is deleted.

14. Section 7.6 of the Original Agreement is deleted.

15. In Section 7.8(a), “LaQuinta Corporation” is deleted and “LQ Management L.L.C.” is inserted in lieu thereof.

16. In Section 7.17 of the Original Agreement, “President and Chief Executive Officer” is deleted and “Blackstone Real Estate Acquisitions IV L.L.C., its manager” is inserted in lieu thereof.

17. Except as hereby amended, the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date first above written.

LQ MANAGEMENT L.L.C.

By: Blackstone Real Estate Acquisitions IV L.L.C., its manager

By:	/s/William J. Stein
William J. Stein
Managing Member and Vice President

EXECUTIVE

/s/ Wayne B. Goldberg
Wayne B. Goldberg